Exhibit 11.1



                               CAPCO ENERGY, INC.

                Computation of Earnings (Loss) per Common Share
      For the Six and Three Month Periods Ended November 30, 1999 and 1998


                                      Six Months               Three Months
                                  Ended November 30,        Ended November 30,
                                  ------------------       -------------------
                                   1999       1998         1999         1998
                                --------   --------      --------      -------
Basis Earnings
   Net loss available
     to Common Stock            ($84,187)  ($20,887)     ($68,074)     ($9,837)


Basic Shares
   Weighted average number
     of Common Shares
     outstanding                 990,710    465,768       991,429      482,884


Basic Earnings per
 Common Share
     Net loss available to
       Common Stock               ($0.08)    ($0.04)       ($0.07)      ($0.02)
                                =========  =========     =========     ========